Exhibit 99.8

PRO FORMA VALUATION UPDATE REPORT

CARROLL BANCORP, INC.

Sykesville, Maryland

PROPOSED HOLDING COMPANY FOR:

CARROLL COMMUNITY BANK

Sykesville, Maryland

Dated As Of:

May 13, 2011

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 1100

Arlington, Virginia 22201

RP® FINANCIAL, LC.
Serving the Financial Services Industry since 1988

May 13, 2011

Board of Directors

Carroll Community Bank

1321 Liberty Road

Sykesville, Maryland 21784

Members of the Board of Directors:

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This updated appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”) which are relied upon by the Federal Deposit Insurance Corporation (“FDIC”) and the Maryland Office of the Commissioner of Financial Regulation (“OCFR”) in the absence of separate written valuation guidelines. Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof. Our original appraisal report, dated February 25, 2011 (the “Original Appraisal”) is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

The Board of Directors of Carroll Community Bank (“Carroll Community” or the “Bank”) have adopted a plan of conversion. Pursuant to the plan of conversion, the Bank will convert from the mutual form of organization to a fully stock form and become a wholly owned subsidiary of Carroll Bancorp, Inc. (“Carroll Bancorp” or the “Company”) a newly formed Maryland corporation. The Company will own all of the outstanding shares of the Bank. Following the completion of the offering, Carroll Bancorp will be a bank holding company, and its primary regulator will be the Federal Reserve.

Pursuant to the plan of conversion, the Company will offer its stock in a subscription offering to Eligible Account Holders of the Bank, Tax-Qualified Plans, Supplemental Eligible Account Holders, and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a direct or syndicated community offering.

At this time, no other activities are contemplated for Carroll Bancorp other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan (“ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, Carroll Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

May 13, 2011

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in Carroll Community’s financial condition, including financial data through March 31, 2011 as compared to December 31, 2010 financial data as contained in the Original Appraisal; (2) an updated comparison of Carroll Community’s financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and, (3) a review of stock market conditions since the date of the Original Appraisal.

The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Discussion of Relevant Considerations

1.	Financial Results

Table 1 presents summary balance sheet and income statement details for the 12 months ended December 31, 2010 and updated financial information through March 31, 2011. Carroll Community’s assets increased by $0.2 million or 0.2% from December 31, 2010 to March 31, 2011, as the Bank continued to limit growth in the asset base in an effort to maintain the equity ratio at a desired level. Cash and cash equivalents and investments decreased during the most recent three month period, as funds from both additional deposits and from maturities and paydowns of investment securities were placed into loans receivable. Loans receivable also decreased slightly during the first calendar quarter, as two loans were placed into real estate owned (“REO”), while bank owned life insurance (“BOLI”) also recorded a slight increase. Overall, Carroll Community’s cash and investments (inclusive of FHLB/ACBB stock) decreased from $30.7 million or 32.2% of assets at December 31, 2010 to $29.9 million or 31.2% of assets at March 31, 2011. Loans receivable decreased from $60.9 million or 63.7% of assets at December 31, 2010 to $60.7 million or 63.4% of assets at March 31, 2011.

Updated credit quality measures reflected a level of improvement during the quarter ended March 31, 2011, with non-performing assets equaling $2.7 million at March 31, 2011, a decrease from $3.1 million as of December 31, 2010. As of March 31, 2011, non-performing assets held by the Bank consisted of $1.9 million of non-performing (non-accruing) loans and $0.8 million of repossessed assets. Loans secured by 1-4 family properties comprised the largest portion of the non-performing assets balance, with a portion of such total including non-owner occupied properties.

Board of Directors

May 13, 2011

Table 1

Carroll Community Bank

Recent Financial Data

	At Dec. 31, 2010		At March 31, 2011
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$95,590	100.0%	$95,790	100.0%
Cash, cash equivalents	11,087	11.6	10,761	11.2
Investment securities	19,191	19.6	18,702	19.5
FHLB, ACBB stock	464	0.5	464	0.5
Loans receivable, net	60,909	63.7	60,689	63.4
REO	190	0.2	826	0.9
Fixed Assets	1,514	1.6	1,510	1.6
BOLI	1,413	1.5	1,427	1.5

Deposits	$84,767	88.7%	$84,929	88.7%
Borrowings	5,000	5.2	5,000	5.2
Total equity	5,777	6.0	5,797	6.1

	12 Months Ended Dec. 31, 2010		12 Months Ended March 31, 2011
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$3,903	4.13%	$3,936	4.13%
Interest expense	(1,581)	(1.67)	(1,503)	(1.58)

Net interest income	$2,322	2.46%	$2,432	2.55%
Provisions for loan losses	(378)	(0.40)	(262)	(0.28)

Net interest income after provisions	$1,944	2.06%	$2,170	2.28%

Non-interest operating income	$154	0.16%	$155	0.16%
Non-interest operating expense	(2,591)	(2.74)	(2,677)	(2.81)

Net operating income	($493)	(0.52%)	($352)	(0.37%)

Gain on sale of loans	$3	0.01%	5	0.01
Gain on sale of investments	229	0.24	195	0.20

Net non-operating income (expense)	$232	0.25%	$200	0.21%

Income (loss) before income taxes	($261)	(0.28%)	($152)	(0.16%)
Income taxes	125	0.13	82	0.09

Net income (loss)	($136)	(0.14%)	($70)	(0.07%)

Sources:	Carroll Community preliminary prospectus, audited and unaudited financial statements, and RP Financial calculations.

Asset growth during the quarter ended March 31, 2011 was achieved by increases in the deposit base, as borrowed funds remained constant. A significant portion of the increase in deposits was in demand, NOW and money market accounts, while there was a decline in certificates of deposit and savings accounts. The Bank’s borrowings continue to consist solely

Board of Directors

May 13, 2011

of Federal Home Loan Bank advances. Carroll Community’s equity increased by $20,000 over the most recent three month period, which was attributable to the net income of $22,000 recorded during the period, offset in part by a reduction in the balance of other comprehensive income of $2,000 related to the market value of securities held as available for sale. The increase in equity more than offset the growth in assets, and provided for a net increase in the equity-to-assets ratio from 6.04% at December 31, 2010 to 6.05% at March 31, 2011.

Carroll Community’s operating results for the 12 months ended December 31, 2010 and March 31, 2011 are also set forth in Table 1. The Bank’s reported net loss was reduced from a loss of $136,000 or 0.14% of average assets for the 12 months ended December 31, 2010 to a loss of $70,000 or 0.07% of average assets for the 12 months ended March 31, 2011. The improvement in the net loss was largely due to a decline in the amount of loan loss provisions incurred, along with an increase in net interest income.

Carroll Community’s net interest income showed an improving trend during the most recent 12 month period, which served to increase the net interest income to average assets ratio from 2.46% during the 12 months ended December 31, 2010 to 2.55% during the 12 months ended March 31, 2011. The dollar amount of interest income increased and the amount of interest expense decreased over the time periods examined due to the continued presence of a low interest rate environment over the trailing 12 month period. The increase in the net interest income ratio was caused by a wider yield-cost spread for the quarter ended March 31, 2011 compared to the year ago quarter, which was realized through a decline in the Bank’s average cost of interest-bearing liabilities and an increase in the average yield on interest-earning assets. Overall, the Bank’s interest rate spread increased from 2.28% during the quarter ended March 31, 2010 to 2.81% during the quarter ended March 31, 2011.

Non-interest operating income remained essentially constant over the two reporting time periods, and equaled 0.16% of average assets for the 12 months ended March 31, 2011. Higher operating expenses for the most recent 12 month period were offset by the increase in assets, resulting in a stable operating expense ratio of 2.74% for the 12 months ended December 31, 2010 and the 12 months ended March 31, 2011. Carroll Community’s updated ratios for net interest income and operating expenses provided for a slightly more favorable expense coverage ratio (net interest income divided by operating expenses), which equaled 0.90x and 0.91x for the 12 months ended December 31, 2010 and March 31, 2011, respectively. Overall, when factoring non-interest operating income into core earnings, the Bank’s updated efficiency ratio of 101.1% (operating expenses, as a percent of net interest income and non-interest operating income) was slightly more favorable than the 104.6% efficiency ratio recorded for the 12 months ended December 31, 2010.

The Bank’s updated earnings showed a slightly lower level of income related to the sale of loans and investments over the trailing 12 month period, with most of the income resulting from investment securities sales. Net non-operating income decreased from $232,000 for the 12 months ended December 31, 2010 to $200,000 for the 12 months ended March 31, 2011. For valuation purposes, the gains on sale of investments were assumed to be non-recurring.

Loan loss provisions on a trailing 12 month basis were notably lower in Bank’s updated earnings statement, totaling $262,000 for the 12 month period ended March 31, 2011. These provisions reflect the Bank’s continued strategy of resolving problem assets and maintaining adequate levels of reserves. As of March 31, 2011, the Bank maintained allowances for loan

Board of Directors

May 13, 2011

losses of $633,000, equal to 1.04% of net loans receivable and 34.12% of non-performing loans.

The Bank’s effective tax rate reflected a benefit of 54.0% during the 12 months ended March 31, 2011 compared to 47.9% during the 12 months ended December 31, 2010, based on the pre-tax losses incurred. As set forth in the Original Appraisal, the Bank’s marginal effective statutory tax rate approximates 34.0%.

2.	Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for Carroll Community, the Peer Group and all publicly-traded thrifts. The Bank’s financial information and ratios are based on financial results through March 31, 2011, while the Peer Group’s ratios are based on financial results through December 31, 2010 or the latest date available. One Peer Group company, GS Financial of Louisiana, has become subject to acquisition since the date fo the Original Appraisal, and thus has been excluded from the Peer Group for this Update.

In general, the comparative balance sheet ratios for the Bank and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. The Bank’s updated interest-earning asset composition reflected a higher concentration of cash and investments and a lower concentration of loans. Overall, the Bank and the Peer Group maintained comparable levels of interest-earning assets, as updated interest-earning assets-to-assets ratios equaled 96.1% and 96.4% for the Bank and the Peer Group, respectively. Both the Bank and the Peer Group reported no intangible assets.

The updated mix of deposits and borrowings maintained by Carroll Community and the Peer Group did not change significantly from the Original Appraisal. Carroll Community’s funding composition continued to reflect a higher level of deposits and less dependence on borrowings as a funding source relative to the comparable Peer Group measures. Updated interest-bearing liabilities-to-assets ratios equaled 93.9% and 86.2% for the Bank and the Peer Group, respectively. Carroll Community posted an updated tangible equity-to-assets ratio of 6.1%, which remained below the comparable Peer Group ratio of 12.8%. Carroll Community’s updated interest-earning assets-to-interest-bearing liabilities (“IEA/IBL”) ratio equaled 102.3%, which remained below the comparable Peer Group ratio of 111.8%. As discussed in the Original Appraisal, the additional capital realized from stock proceeds should serve to increase Carroll Community’s IEA/IBL ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Updated growth rates for Carroll Community are based on annualized rates for the 15 months ended March 31, 2011, while the Peer Group’s growth rates are based on the 12 months ended March 31, 2011 or December 31, 2010. Carroll Community recorded an annualized increase in assets of 1.94% over the time period examined, versus annual asset shrinkage of 3.06% by the Peer Group. Carroll Community reported a decrease in cash and investments and an increase in loans, while the Peer Group, similar to the Original Appraisal, reduced cash and investments and increased loans, on average.

Board of Directors

May 13, 2011

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2011

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth
Carroll Community Bank of Sykesville, MD
March 31, 2011		11.2%	20.0%	1.5%	63.4%	88.7%	5.2%	0.0%	6.1%	0.0%	6.1%

All Public Companies
Averages		6.3%	21.5%	1.1%	65.5%	73.3%	12.7%	0.4%	12.3%	0.8%	11.5%
Medians		4.9%	19.7%	1.2%	68.3%	73.2%	11.8%	0.0%	11.5%	0.1%	10.4%

State of MD
Averages		10.3%	14.5%	2.0%	68.3%	72.5%	11.6%	1.3%	13.6%	0.0%	13.6%
Medians		9.9%	14.0%	2.5%	68.8%	71.2%	13.9%	1.2%	11.9%	0.0%	11.9%

Comparable Group
Averages		4.4%	23.3%	1.1%	67.6%	75.6%	10.5%	0.2%	12.8%	0.0%	12.8%
Medians		4.6%	20.6%	0.1%	71.0%	76.0%	14.0%	0.0%	9.8%	0.0%	9.8%

Comparable Group
AFCB	Athens Bancshares, Inc. of TN	4.6%	17.6%	3.2%	71.0%	77.7%	3.5%	0.0%	17.6%	0.1%	17.4%
CMSB	CMS Bancorp, Inc. of W. Plains, NY	2.1%	22.9%	0.0%	72.4%	76.0%	14.0%	0.0%	8.8%	0.0%	8.8%
FFDF	FFD Financial Corp. of Dover OH (1)	6.3%	4.1%	0.0%	86.8%	83.4%	6.7%	0.0%	8.9%	0.0%	8.9%
FABK	First Advantage Bancorp of TN (1)	2.3%	23.4%	0.1%	69.9%	63.6%	15.7%	0.0%	19.3%	0.0%	19.3%
LSBI	LSB Fin. Corp. of Lafayette IN	3.5%	4.3%	1.9%	86.9%	83.8%	5.6%	0.0%	9.8%	0.0%	9.8%
MFLR	Mayflower Bancorp, Inc. of MA (1)	4.9%	36.0%	0.0%	52.1%	89.1%	1.8%	0.0%	8.5%	0.0%	8.5%
OBAF	OBA Financial Serv. Inc. of MD	7.2%	8.2%	2.4%	79.2%	60.6%	16.0%	0.0%	22.7%	0.0%	22.7%
RIVR	River Valley Bancorp of IN (1)	4.3%	20.6%	2.5%	68.9%	74.1%	15.0%	1.9%	8.1%	0.0%	8.1%
WVFC	WVS Financial Corp. of PA	4.6%	72.5%	0.0%	21.1%	71.8%	16.0%	0.0%	11.5%	0.0%	11.5%

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
Carroll Community Bank of Sykesville, MD
March 31, 2011		1.94%	-9.20%	6.33%	2.42%	0.00%	-2.88%	-2.88%	5.94%	5.94%	13.41%

All Public Companies
Averages		3.38%	11.32%	0.01%	5.92%	-17.02%	2.00%	1.32%	11.69%	11.61%	20.09%
Medians		0.99%	8.54%	-1.85%	3.54%	-14.05%	1.82%	2.24%	10.39%	10.32%	18.42%

State of MD
Averages		-2.20%	14.09%	-3.23%	1.11%	-16.39%	-4.11%	-4.11%	10.39%	10.39%	18.72%
Medians		-3.15%	9.09%	-5.96%	2.90%	-6.71%	-1.24%	-1.24%	10.39%	10.39%	18.72%

Comparable Group
Averages		-3.06%	-8.41%	2.08%	5.11%	-24.44%	1.11%	1.11%	11.71%	11.71%	19.18%
Medians		-0.21%	-2.28%	3.59%	3.53%	-14.50%	2.45%	2.30%	13.50%	13.50%	19.87%

Comparable Group
AFCB	Athens Bancshares, Inc. of TN	3.02%	-2.28%	3.59%	3.43%	5.12%	0.19%	0.35%	13.50%	13.50%	20.75%
CMSB	CMS Bancorp, Inc. of W. Plains, NY	8.47%	39.68%	1.12%	15.60%	-14.50%	3.23%	3.23%	7.74%	7.74%	16.24%
FFDF	FFD Financial Corp. of Dover OH (1)	5.84%	-1.34%	7.15%	6.45%	0.46%	3.67%	3.67%	NA	NA	NA
FABK	First Advantage Bancorp of TN (1)	0.30%	-22.11%	13.17%	1.51%	-1.22%	-5.39%	-5.39%	13.89%	13.89%	19.24%
LSBI	LSB Fin. Corp. of Lafayette IN	-2.13%	-1.67%	-1.72%	4.80%	-53.41%	4.63%	4.63%	NA	NA	NA
MFLR	Mayflower Bancorp, Inc. of MA (1)	-0.21%	-5.83%	4.16%	1.30%	-47.06%	2.56%	2.61%	NA	NA	NA
OBAF	OBA Financial Serv. Inc. of MD	-5.98%	-41.87%	6.26%	-8.64%	-5.26%	1.19%	1.18%	NA	NA	NA
RIVR	River Valley Bancorp of IN (1)	-2.41%	-1.31%	-3.70%	3.53%	-24.36%	2.45%	2.30%	NA	NA	NA
WVFC	WVS Financial Corp. of PA	-34.40%	-38.99%	-11.31%	17.98%	-79.74%	-2.57%	-2.57%	NA	NA	20.50%

(1)	Financial information is as of December 31, 2010.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

Board of Directors

May 13, 2011

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2011

			Net Interest Income					Other Income
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income
Carroll Community Bank of Sykesville, MD
March 31, 2010		-0.07%	4.13%	1.58%	2.55%	0.27%	2.28%	0.00%	0.00%	0.16%	0.16%

All Public Companies
Averages		0.15%	4.52%	1.46%	3.05%	0.64%	2.41%	0.02%	-0.07%	0.81%	0.77%
Medians		0.45%	4.51%	1.44%	3.05%	0.39%	2.53%	0.00%	0.00%	0.61%	0.56%

State of MD
Averages		-0.07%	4.68%	1.60%	3.08%	0.43%	2.65%	0.03%	-0.24%	0.76%	0.55%
Medians		0.22%	4.65%	1.66%	3.05%	0.35%	2.72%	0.01%	-0.18%	0.68%	0.57%

Comparable Group
Averages		0.43%	4.65%	1.47%	3.18%	0.41%	2.78%	0.01%	-0.03%	0.56%	0.54%
Medians		0.49%	4.77%	1.47%	3.42%	0.39%	3.05%	0.00%	0.00%	0.42%	0.42%

Comparable Group
AFCB	Athens Bancshares, Inc. of TN	0.63%	5.21%	1.45%	3.75%	0.61%	3.14%	0.00%	0.00%	1.61%	1.61%
CMSB	CMS Bancorp, Inc. of W Plains NY	0.09%	4.74%	1.54%	3.20%	0.15%	3.05%	0.00%	0.00%	0.08%	0.08%
FFDF	FFD Financial Corp. of Dover OH (1)	0.66%	5.22%	1.63%	3.59%	0.45%	3.14%	0.00%	-0.01%	0.24%	0.24%
FABK	First Advantage Bancorp of TN (1)	0.49%	5.10%	1.45%	3.65%	0.39%	3.26%	0.00%	0.00%	0.42%	0.42%
LSBI	LSB Fin. Corp. of Lafayette IN	0.48%	5.00%	1.47%	3.53%	0.94%	2.59%	0.00%	-0.12%	0.88%	0.76%
MFLR	Mayflower Bancorp, Inc. of MA (1)	0.54%	4.25%	0.83%	3.42%	0.12%	3.30%	0.05%	-0.12%	0.64%	0.57%
OBAF	OBA Financial Serv. Inc. of MD	0.22%	4.43%	1.18%	3.26%	0.30%	2.96%	0.01%	-0.02%	0.30%	0.29%
RIVR	River Valley Bancorp of IN (1)	0.59%	4.77%	1.87%	2.90%	0.68%	2.22%	0.00%	0.00%	0.73%	0.73%
WVFC	WVS Financial Corp. of PA	0.20%	3.16%	1.80%	1.36%	0.01%	1.35%	0.00%	0.00%	0.17%	0.17%

		G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
Carroll Community Bank of Sykesville, MD
March 31, 2010		2.74%	0.00%	0.21%	0.00%	4.32%	1.71%	2.61%	$4,790	53.95%

All Public Companies
Averages		2.85%	0.05%	0.11%	0.00%	4.85%	1.69%	3.16%	$5,883	29.88%
Medians		2.73%	0.00%	0.05%	0.00%	4.79%	1.64%	3.15%	$4,812	30.02%

State of MD
Averages		3.34%	0.00%	0.00%	0.00%	5.04%	1.86%	3.17%	$5,345	36.85%
Medians		3.07%	0.00%	0.01%	0.00%	5.04%	1.90%	3.19%	$4,920	36.56%

Comparable Group
Averages		2.90%	0.00%	0.20%	0.00%	4.88%	1.70%	3.19%	$4,551	27.65%
Medians		2.96%	0.00%	0.27%	0.00%	5.05%	1.79%	3.52%	$4,023	32.72%

Comparable Group
AFCB	Athens Bancshares, Inc. of TN	3.89%	0.03%	-0.03%	0.00%	5.57%	1.79%	3.78%	$3,018	25.95%
CMSB	CMS Bancorp, Inc. of W Plains NY	3.28%	0.00%	0.25%	0.00%	4.86%	1.71%	3.15%	$5,729	0.43%
FFDF	FFD Financial Corp. of Dover OH (1)	2.73%	0.00%	0.36%	0.00%	5.38%	1.81%	3.57%	$4,023	34.39%
FABK	First Advantage Bancorp of TN (1)	3.28%	0.00%	0.38%	0.00%	5.35%	1.83%	3.52%	$4,015	36.31%
LSBI	LSB Fin. Corp. of Lafayette IN	2.93%	0.00%	0.29%	0.00%	5.29%	1.64%	3.65%	$3,998	32.85%
MFLR	Mayflower Bancorp, Inc. of MA (1)	3.36%	0.00%	0.34%	0.00%	4.56%	0.91%	3.64%	$3,610	35.99%
OBAF	OBA Financial Serv. Inc. of MD	2.96%	0.00%	0.01%	0.00%	4.68%	1.52%	3.16%	$5,836	32.72%
RIVR	River Valley Bancorp of IN (1)	2.49%	0.00%	0.27%	0.00%	5.05%	2.05%	3.00%	$4,548	19.25%
WVFC	WVS Financial Corp. of PA	1.20%	0.00%	-0.04%	0.00%	3.21%	2.00%	1.22%	$6,185	31.00%

(1)	Financial information is for the period ended December 31, 2010.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

Board of Directors

May 13, 2011

Carroll Community’s modest asset growth was funded with deposits, which increased at a 2.4% annualized rate, while borrowed funds remained constant. The Peer Group’s balance sheet reductions were obtained primarily through payoffs of borrowed funds, as such funds declined by 24.4% over the most recent 12 month period, while deposits increased by 5.1% over the same time period. Carroll Community reported an updated tangible net worth rate of decline of 2.9%, reflecting losses incurred in the most recent periods, while the Peer Group’s tangible equity increased by a minimal 1.1% annually.

Table 3 displays comparative operating results for Carroll Community and the Peer Group, based on their reported income statements for the 12 months ended March 31, 2011 (or December 31, 2010 for the Peer Group as indicated). The Bank’s updated figures indicated a net loss of 0.07% of average assets, versus net income of 0.43% of average assets for the Peer Group. Lower net interest income and lower non-interest income continued to account for the Bank’s lower return in comparison to the Peer Group, while lower operating expenses remained an earnings advantage for the Bank.

In terms of core earnings strength, updated expense coverage ratios posted by Carroll Community and the Peer Group equaled 0.93x and 1.10x respectively. The Peer Group’s stronger expense coverage ratio continued to be realized through maintenance of higher net interest income (3.18% of average assets versus 2.55% of average assets for Carroll Community), offset in part by higher operating expenses (2.90% of average assets versus 2.74% of average assets for Carroll Community). Higher interest income and lower interest expense ratios accounted for the Peer Group’s higher net interest income ratio. These factors are evident in the yields, costs and spreads section of Table 3, which reveals the Bank’s lower yield on earning assets, similar cost of funds, and lower interest rate spread. The Bank’s lower equity position also increases the ratio of interest expense as a percent of average assets, as more interest-bearing liabilities are funding earning assets.

Non-interest operating income remained a higher contributor to the Peer Group’s earnings, as such income amounted to 0.16% and 0.54% of the Bank’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account in assessing Carroll Community’s core earnings strength relative to the Peer Group, the Bank’s updated efficiency ratio of 101.1% remained less favorable than the Peer Group’s efficiency ratio of 78.0%.

Loan loss provisions were a larger factor in the Peer Group’s earnings, as updated loan loss provisions established by the Bank and the Peer Group equaled 0.27% and 0.40% of average assets, respectively.

Updated non-operating gains equaled net income of 0.21% of average assets for the Bank versus non-operating gains equal to 0.20% of average assets for the Peer Group. For Carroll Community, such income included gains on the sale of investment securities and loans. As set forth in the Original Appraisal, typically, such gains and losses are discounted in the valuation analyses as they tend to have a relatively high degree of volatility, and thus are not considered part of core operations. If gains are attributable to secondary market loan sales on a regular basis, then such gains may warrant some consideration as a core profitability component, depending on the prevailing market environment. However, loan sale gains are typically viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income, and are given less consideration in

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May 13, 2011

developing core earnings for valuation purposes. Extraordinary items remained a non-factor in the Bank’s and the Peer Group’s updated earnings.

The Bank reported an effective tax benefit at a rate of 54.0%, versus an average effective tax rate of 27.7% for the Peer Group. Carroll Community’s tax benefit is due to the pre-tax operating losses incurred. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 34.0%.

Carroll Community’s updated credit quality measures generally remained somewhat less favorable than the credit quality measures for the Peer Group. As shown in Table 4, the Bank’s non-performing assets/assets and non-performing loans/loans equaled 2.80% and 3.06%, respectively, versus comparable ratios of 2.47% and 3.45% for the Peer Group. The Bank maintained loan loss reserves as a percent of non-performing loans and loans of 34.12% and 1.04%, respectively, versus comparable ratios of 57.00% and 1.32% for the Peer Group. Net loan charge-offs remained a more significant factor for the Bank, as net loan charge-offs for the Bank equaled 0.30% of loans versus 0.22% of loans for the Peer Group.

3.	Stock Market Conditions

Since the date of the Original Appraisal (February 25, 2011), the broader stock market has generally trended higher. A strong report on manufacturing activity in the Mid-Atlantic region lifted the DJIA to a fresh two and one-half year high in mid-February, which was followed by a sell-off as stocks tumbled worldwide on worries over escalating violence in Libya. Stocks recovered in late-February, as oil prices stabilized. Volatility was evident in the broader stock market in early-March, as investors reacted to some strong economic reports mixed with concerns about Middle East tensions and surging oil prices. The DJIA closed below 12000 in the second week of March, as financial markets around the world were shaken by escalating turmoil in the Middle East and surprisingly downbeat economic news out of China. Stocks climbed to close out the second week of March, as some companies benefited from expectations that the rebuilding efforts in Japan following the earthquake and tsunami would positively impact their earnings. Announcements by some large banks of intentions to increase dividends, gains in energy companies and encouraging earnings news coming out of the technology sector contributed to gains in the broader market heading into late-March. Telecom stocks led the market higher in late-March, based on expectations of more consolidation in that sector. Overall, the DJIA gained 6.4% in the first quarter, which was its best first quarter performance in twelve years.

Stocks started out the second quarter of 2011 with gains, as investors were heartened by the March employment report which showed signs of stronger job creation and the lowest unemployment rate in two years. Investors exercised caution in early-April ahead of the potential shutdown of the U.S. Government, which provided for a narrow trading range in the broader stock market. Worries about the high cost of raw materials undercutting growth prospects and some favorable economic reports translated into a mixed stock market performance in mid-April. Strong first quarter earnings reports posted by some large technology stocks helped to lift the DJIA to a multi-year high going into the second half of April. Stocks rose following the Federal Reserve’s late-April meeting, based on indications that the Federal Reserve would not be increasing rates anytime soon. Disappointing earnings reports and lackluster economic data pressure stocks lower ahead of the April employment report. Stronger

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May 13, 2011

Table 4

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31, 2011 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Carroll Community Bank of Sykesville MD		0.86%	2.80%	3.06%	1.04%	34.12%	23.61%	$185	0.30%

All Public Companies
Averages		0.56%	3.90%	4.75%	1.79%	59.10%	53.89%	$1,600	0.83%
Medians		0.20%	2.60%	3.28%	1.48%	43.55%	37.99%	$458	0.30%

State of MD
Averages		0.94%	6.68%	7.92%	2.48%	43.92%	38.56%	$1,012	0.97%
Medians		0.90%	6.57%	7.82%	2.54%	41.63%	34.13%	$856	0.69%

Comparable Group
Averages		0.13%	2.47%	3.45%	1.32%	57.00%	54.65%	$180	0.22%
Medians		0.03%	1.48%	3.53%	1.35%	55.23%	47.15%	$78	0.13%

Comparable Group
AFCB	Athens Bancshares, Inc. of TN	0.38%	3.02%	3.53%	1.90%	55.23%	47.15%	$265	0.52%
CMSB	CMS Bancorp, Inc. of W Plains NY	0.00%	NA	NA	0.65%	NA	NA	$0	0.00%
FFDF	FFD Financial Corp. of Dover OH (1)	0.00%	1.48%	1.68%	1.35%	78.60%	78.60%	$78	0.17%
FABK	First Advantage Bancorp of TN (1)	0.03%	0.95%	1.29%	1.49%	115.37%	111.32%	$53	0.09%
LSBI	LSB Fin. Corp. of Lafayette IN	0.28%	5.44%	5.81%	2.03%	34.90%	33.10%	$439	-0.03%
MFLR	Mayflower Bancorp, Inc. of MA (1)	0.49%	NA	NA	1.00%	NA	NA	$41	0.13%
OBAF	OBA Financial Serv. Inc. of MD	0.03%	0.97%	1.18%	0.77%	65.14%	63.16%	$171	0.24%
RIVR	River Valley Bancorp of IN (1)	0.00%	4.53%	6.34%	1.40%	22.22%	21.71%	$572	0.86%
WVFC	WVS Financial Corp. of PA	0.00%	0.88%	4.33%	1.25%	27.52%	27.52%	$0	0.00%

(1)	Financial information is as of December 31, 2010.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

Board of Directors

May 13, 2011

than expected job growth reflected in April employment data, along with a pick-up in deal activity, helped stocks to rebound heading into mid-May. Worries about Greece’s debt problems and a slowdown in the global economic recovery pulled stocks lower in mid-May. On May 13, 2011, the DJIA closed at 12595.75, an increase of 3.8% from the date of the Original Appraisal, and the NASDAQ closed at 2828.47, an increase of 1.7% from the date of the Original Appraisal.

In contrast to the general market, thrift stock have softened since late February 2011. Thrift stocks faltered along with the broader market heading into late-February, as investors grew wary of mounting violence in Libya. A report that December home prices fell to new lows in eleven major metropolitan areas further contributed to the pullback in thrift prices. Thrift prices rebounded along with the broader market in late-February. Higher oil prices and profit taking pressured thrift stocks lower in early-March. News that Bank of America was planning to increase its dividend lifted financial stocks in general in the second week of March, which was followed by a downturn amid a pullback in the broader stock market. Thrift stocks advanced on announced plans by some large banks to increase their dividends following the Federal Reserve’s completion of its “stress test”, which was followed by a slight pullback in thrift stocks heading into late-March. Home sales data for February showing sharp drop-offs in new and existing home sales contributed to decline in thrift prices. An upward revision to fourth quarter GDP helped thrift stocks to rebound slightly in late-March.

The favorable employment report for March 2011 helped thrift stocks advance along with the broader stock at the start of the second quarter of 2011. Financial stocks outpaced the broader market in early-April, based on improving conditions for the larger banks and then eased lower on growing concerns about the potential shutdown of the U.S. Government. Mixed first quarter earnings reports, which included lower first quarter revenues reported by nation’s largest banks, pressured thrift stocks lower going into the second half of April. The Federal Reserve’s announcement that it will keep interest rates low for the foreseeable future helped to lift thrift stocks in late-April. Thrift stocks lagged the broader stock market heading into mid-May, as weak housing data continued to weigh on the sector. Most notably, home prices fell 3% in the first quarter of 2011, the steepest drop since 2008. Moody’s continued negative outlook on the American banking system weighed on thrift stocks as well in mid-May. On May 13, 2011, the SNL Index for all publicly-traded thrifts closed at 557.7, a decrease of 6.7% from the date of the Original Appraisal. Stock price and related information regarding all publicly-traded savings institutions is contained in Exhibit 1.

In comparison to the downward movement in the SNL Index, the updated pricing measures for the Peer Group were generally stable, while the averages for all publicly-traded thrifts were somewhat lower compared to the Original Appraisal. In comparison to the averages for all publicly-traded thrifts, the Peer Group’s updated pricing measures reflected a lower P/E multiple, a higher core P/E multiple and lower P/B and P/TB ratios. Since the date of the Original Appraisal, the stock prices of five out of the ten Peer Group companies were higher as of May 13, 2011. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in Table 5 based on market prices as of February 25, 2011 and May 13, 2011.

As set forth in the Original Appraisal, the “new issue” market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio

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May 13, 2011

incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

Table 5

Carroll Community Bank

Peer Group and Industry Average Pricing Characteristics

	At Feb. 25 2011	At May 13 2011	% Change
Peer Group
Price/Earnings (x)(1)	12.82x	12.17x	(5.1%)
Price/Core Earnings (x)	23.77x	21.88x	(8.0)
Price/Book (%)	77.20%	78.01%	1.1
Price/Tangible Book(%)	77.30%	78.11%	1.1
Price/Assets (%)	9.70%	9.82%	1.2
Avg. Mkt. Capitalization ($Mil)	$30.20	$30.38	0.6

All Publicly-Traded Thrifts
Price/Earnings (x)	18.08x	16.94x	(6.3%)
Price/Core Earnings (x)	18.18x	19.06x	4.8
Price/Book (%)	82.02%	79.39%	(3.2)
Price/Tangible Book(%)	90.28%	87.23%	(3.4)
Price/Assets (%)	9.72%	9.60%	(1.2)
Avg. Mkt. Capitalization ($Mil)	$365.97	$337.31	(7.8)

(1)	Excludes GS Financial as GS Financial is currently under acquisition; excludes other Peer Group members that did not have meaningful price/earnings multiples at both periods.

As shown in Table 6, three standard conversions and two second-step conversions have been completed during the past three months. The standard conversion offerings are considered to be more relevant for Carroll Bancorp’s pro forma pricing. The average closing pro forma price/tangible book ratio of the three recent standard conversion offerings equaled 53.7%. On average, the three standard conversion offerings reflected price appreciation of 13.1% after the first week of trading. As of May 13, 2011, the three recent standard conversion offerings reflected a 12.0% increase in price on average. It should be noted, that two out of the three recent standard conversions had relatively high levels of non-performing assets, while one had negative pro forma core earnings.

Shown in Table 7 are the current pricing ratios for the fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange, one which was a full stock conversion (Franklin Financial), and one that was a second step conversion

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May 13, 2011

Table 6

Pricing Characteristics and After-Market Trends

Conversions Completed in Trailing 12 Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases
			Financial Info.		Asset Quality								% Off Incl. Fdn.+Merger Shares
							Excluding Foundation						Benefit Plans				Initial Div. Yield
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Proc.	Form	% of Public Off. Excl. Fdn.	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
Franklin Financial Corp. - VA*	4/28/11	FRNK-NASDAQ	$981	13.20%	2.73%	43%	$138.9	100%	132%	1.7%	C/S	1%/3%	8.0%	4.0%	10.0%	3.0%	0.00%
Sunshine Financial, Inc. - FL	4/6/11	SSNF-OTC-BB	$150	10.03%	3.75%	33%	$12.3	100%	118%	7.1%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%
Fraternity Comm Bancorp, Inc. - MD	4/1/11	FRTR-OTC-BB	$170	9.42%	1.58%	196%	$15.9	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%
Averages - Standard Conversions:			$433	10.88%	2.69%	91%	$55.7	100%	127%	4.6%	N.A.	N.A.	8.0%	4.0%	10.0%	2.9%	0.00%
Medians - Standard Conversions:			$170	10.03%	2.73%	43%	$15.9	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%
Second Step Conversions
Rockville Financial New, Inc., - CT* (1)	3/4/11	RCKB-NASDAQ	$1,649	10.56%	1.07%	122%	$171.1	58%	132%	1.9%	N.A.	N.A.	4.0%	3.8%	9.5%	0.4%	0.00%
Eureka Financial Corp., - PA	3/1/11	EKFC-OTCBB	$127	11.10%	0.05%	1560%	$7.6	58%	95%	11.0%	N.A.	N.A.	8.0%	4.0%	10.0%	10.5%	0.00%
Averages - Second Step Conversions:			$888	10.83%	0.56%	841%	$89.4	58%	114%	6.5%	N.A.	N.A.	6.0%	3.9%	9.7%	5.5%	0.00%
Medians - Second Step Conversions:			$888	10.83%	0.56%	841%	$89.4	58%	114%	6.5%	N.A.	N.A.	6.0%	3.9%	9.7%	5.5%	0.00%

Averages - All Conversions:			$513	10.86%	1.84%	391%	$69.2	83%	122%	5.4%	N.A.	N.A.	7.2%	4.0%	9.9%	3.9%	0.00%
Medians - All Conversions:			$170	10.56%	1.58%	122%	$15.9	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%

Institutional Information			Pro Forma Data						PO PRICE	Post-IPO Pricing Trends
			Pricing Ratios(3)(6)			Financial Charac.				Closing Price:
Institution	Conversion Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE		First Trading Day	% Chge	After First Week(4)	% Chge	After First Month(5)	% Chge	Thru 5/13/11	% Chge
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Franklin Financial Corp. - VA*	4/28/11	FRNK-NASDAQ	57.3%	50.5x	13.0%	0.3%	22.7%	1.1%	$10.00	$11.97	19.7%	$11.77	17.7%	$11.80	18.0%	$11.80	18.0%
Sunshine Financial, Inc. - FL	4/6/11	SSNF-OTC-BB	49.3%	61.2x	7.7%	0.1%	15.6%	0.8%	$10.00	$11.25	12.5%	$11.00	10.0%	$11.40	14.0%	$11.40	14.0%
Fraternity Comm Bancorp, Inc. - MD	4/1/11	FRTR-OTC-BB	54.4%	NM	8.7%	-0.6%	16.0%	-3.7%	$10.00	$11.00	10.0%	$11.17	11.7%	$11.00	10.0%	$10.40	4.0%
Averages - Standard Conversions:			53.7%	55.8x	9.8%	-0.1%	18.1%	-0.6%	$10.00	$11.41	14.1%	$11.31	13.1%	$11.40	14.0%	$11.20	12.0%
Medians - Standard Conversions:			54.4%	55.8x	8.7%	0.1%	16.0%	0.8%	$10.00	$11.25	12.5%	$11.17	11.7%	$11.40	14.0%	$11.40	14.0%
Second Step Conversions
Rockville Financial New, Inc., - CT* (1)	3/4/11	RCKB-NASDAQ	91.0%	27.87	16.4%	0.6%	18.0%	3.3%	$10.00	$10.60	6.0%	$10.65	6.5%	$10.50	5.0%	$9.71	-2.9%
Eureka Financial Corp., - PA	3/1/11	EKFC-OTCBB	65.2%	15.87	9.9%	0.6%	15.2%	4.1%	$10.00	$12.25	22.5%	$11.75	17.5%	$12.85	28.5%	$12.65	26.5%
Averages - Second Step Conversions:			78.1%	21.9x	13.1%	0.6%	16.6%	3.7%	$10.00	$11.43	14.3%	$11.20	12.0%	$11.68	16.8%	$11.18	11.8%
Medians - Second Step Conversions:			78.1%	21.9x	13.1%	0.6%	16.6%	3.7%	$10.00	$11.43	14.3%	$11.20	12.0%	$11.68	16.8%	$11.18	11.8%

Averages - All Conversions:			63.5%	38.9x	11.1%	0.2%	17.5%	1.1%	$10.00	$11.41	14.1%	$11.27	12.7%	$11.51	15.1%	$11.19	11.9%
Medians - All Conversions:			57.3%	39.2x	9.9%	0.3%	16.0%	1.1%	$10.00	$11.25	12.5%	$11.17	11.7%	$11.40	14.0%	$11.40	14.0%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

May 13, 2011

Board of Directors

May 13, 2011

Table 7

Market Pricing Comparatives

Prices As of May 13, 2011

		Market		Per Share Data
Financial Institution		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		$110.06	$298.24	($0.03)	$13.11	18.38x	84.75%	10.38%	92.75%	19.87x	$0.21	1.64%	26.32%	$2,625	11.76%	11.07%	3.90%	0.06%	1.49%	-0.02%	0.60%
Converted Last 3 Months (no MHC)		$10.76	$227.62	$0.28	$14.42	34.68x	76.46%	15.21%	76.61%	26.97x	$0.13	1.34%	36.11%	$1,501	20.20%	20.17%	2.28%	0.20%	2.07%	0.45%	2.67%

Converted Last 3 Months (no MHC)
FRNK	Franklin Financial Corp., of VA	$11.80	$168.78	$0.20	$17.44	NM	67.66%	15.33%	67.66%	NM	$0.00	0.00%	0.00%	$1,101	22.70%	22.70%	3.83%	-0.09%	-0.04%	0.26%	-0.04%
RCKB	Rockville Fin. New, Inc. of CT	$9.71	$286.45	$0.36	$11.39	34.68x	85.25%	15.08%	85.55%	26.97x	$0.26	2.68%	72.22%	$1,900	17.69%	17.64%	0.72%	0.49%	4.17%	0.63%	5.37%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

Board of Directors

May 13, 2011

(Rockville). The current P/TB ratio of the full conversion recent conversion equaled 67.66%, based on closing stock prices as of May 13, 2011.

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to Carroll Community’s pro forma value based upon our comparative analysis to the Peer Group:

Table 8

Carroll Community Bank

Valuation Adjustments

Key Valuation Parameters:	PreviousValuation Adjustment

Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Downward
Primary Market Area	Slight Upward
Dividends	Slight Downward
Liquidity of the Shares	Moderate Downward
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

In terms of financial condition, no valuation adjustment remained appropriate as the adjustments for the Bank’s asset/liability composition, credit quality, liquidity, funding liabilities and pro forma equity position continued to be appropriate in comparison to the Peer Group. The Bank’s updated trailing 12 month core earnings were higher than the figure as presented in the Original Appraisal, but remained negative, and were well below the Peer Group average. The negative earnings performance precluded the use of the earnings approach in the valuation. No valuation adjustment remained appropriate for asset growth, as the Bank continued to record a stable asset base, similar to the Peer Group’s slight decline in assets over the last 12 month period. The Bank’s pro forma equity ratio is projected to remain well below the Peer Group ratio, thus limiting future growth potential in comparison to the Peer Group. The general market for thrift stocks decreased notably since the date of the Original Appraisal, as the thrift market underperformed the broader stock market as the DJIA recorded a gain of 1.7% since the date of the Original Appraisal compared to a 6.7% decrease in the SNL Index for all publicly-traded thrifts. The updated pricing measures for the Peer Group were essentially unchanged since the date of the Original Appraisal, with earnings multiples decreasing slightly and book value multiples increasing slightly. Five of the ten Peer Group companies reported increases in stock prices, indicating overall stable pricing of the Peer Group. Thus, we maintained the slight discount for marketing of the issue.

Board of Directors

May 13, 2011

Overall, taking into account the foregoing factors, based on the application of the three valuation approaches, RP Financial concluded that the Bank’s pro forma market value should remain consistent with the Original Appraisal.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Carroll Community’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the conversion and the related pricing ratios, the valuation parameters for various assumptions, including benefit plans, utilized in the Original Appraisal did not change in this update, with the exception of the updated March 31, 2011 financial information for Carroll Community and the reinvestment rate assumption for the offering proceeds.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a “technical” analysis of recently completed conversion offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

The Bank will adopt Statement of Position (“SOP” 93-6) which will cause earnings per share computations to be based on shares issued and outstanding excluding shares owned by an ESOP where there is not a commitment to release such shares. For the purpose of preparing the pro forma pricing tables and exhibits, we have reflected all shares issued in the offering including shares purchased by the ESOP as outstanding to capture the full dilutive impact of such stock to the Bank’s shareholders. However, we have considered the impact of the Bank’s adoption of SOP 93-6 in the determination of pro forma market value.

Based on the foregoing, we have concluded that Carroll Community’s value as concluded in the Original Appraisal remains appropriate. Therefore, as of May 13, 2011, the pro forma market value of Carroll Community’s conversion stock remains $3,900,000 at the midpoint of the valuation range.

1. P/E Approach. The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In attempting to apply this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank reported a net loss of $70,000 for the 12 months ended March 31, 2011, which included a tax benefit of $82,000. Carroll Community’s income statement for the latest fiscal year also included non-operating income items, such as gains on the sale of loans ($5,000) and gains on the sale of investments ($195,000). As these non-operating items may or may not

Board of Directors

May 13, 2011

recur, particularly gains on sale of investments, we were unable to determine a core earnings base for valuation purposes. In addition, there is a level of uncertainty as to the future need for loan loss provisions. On a core earnings basis, the Bank’s net loss widened to and estimated $160,000. Thus, we were unable to utilize the earnings method in the valuation analysis. (Note: see Exhibit IV-2 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

2. P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $3.9 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios both equaled 44.90% (see Table 9). In comparison to the average P/B and P/TB ratios for the Peer Group of 78.01% and 78.11%, the Bank’s ratios reflected a discount of 42.4% on a P/B basis and a discount of 42.5% on a P/TB basis respectively (versus discounts of 41.7% and 41.8% from the average Peer Group’s P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the Peer Group’s median P/B and P/TB ratios of 77.97%, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 42.4% on both a P/B basis and a P/TB basis respectively (versus discounts of 43.9% from the median Peer Group’s P/B and P/TB ratios as indicated in the Original Appraisal).

At the top of the super range, the Bank’s P/B and P/TB ratios both equaled 52.47%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 32.7% and 32.8%, respectively (versus discounts of 31.9% and 32.0% from the average Peer Group’s P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflect discounts of 32.7% (versus discounts of 34.5% from the median Peer Group P/B and P/TB ratios as indicated in the Original Appraisal). RP Financial considered the resulting premiums or discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio.

In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recent conversion offerings. As indicated in the Original Appraisal, the pricing characteristics of recent conversion offerings are not the primary determinate of value. Consistent with the Original Appraisal, particular focus was placed on the P/TB approach in this analysis since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals).

As discussed previously, three standard conversions and two second-step conversions have been completed during the past three months through May 13, 2011. In comparison to the average closing pro forma P/TB ratio of the three standard conversion offerings, 53.7%, the Bank’s P/TB ratio of 44.90% at the midpoint value reflects an implied discount of 16.4%. At the top of the superrange, the Bank’s P/TB ratio of 52.47% reflects an implied discount of 2.3% relative to the average closing pro forma P/TB ratio. The one recent standard conversion that is traded on NASDAQ, Franklin Financial, reported a P/TB ratio, based on closing stock prices as of May 13, 2011, of 67.66%.

Board of Directors

May 13, 2011

Table 9

Public Market Pricing

Carroll Community Bank of MD and the Peer Group

As of May 13, 2011

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Carroll Community Bank of MD
Superrange		$10.00	$5.16	($0.38)	$19.06	NM	52.47%	5.17x	52.47%	NM	0.00%	0.00x	0.00%	$100	9.85%	9.85%	3.11%	-0.07%	-0.69%	-0.20%	-2.00%
Maximum		$10.00	$4.49	($0.44)	$20.55	NM	48.66%	4.52x	48.66%	NM	0.00%	0.00x	0.00%	$99	9.29%	9.29%	3.13%	-0.07%	-0.75%	-0.20%	-2.15%
Midpoint		$10.00	$3.90	($0.51)	$22.27	NM	44.90%	3.95x	44.90%	NM	0.00%	0.00x	0.00%	$99	8.80%	8.80%	3.15%	-0.07%	-0.81%	-0.20%	-2.29%
Minimum		$10.00	$3.32	($0.60)	$24.60	NM	40.65%	3.38x	40.65%	NM	0.00%	0.00x	0.00%	$98	8.31%	8.31%	3.16%	-0.07%	-0.88%	-0.20%	-2.46%

All Non-MHC Public Companies(7)
Averages		$11.52	$337.31	($0.08)	$14.21	16.94x	79.39%	9.60%	87.23%	19.06x	$0.22	1.63%	26.91%	$2,805	11.73%	11.05%	3.80%	0.02%	1.31%	-0.07%	0.36%
Medians		$12.00	$62.06	$0.36	$13.70	15.53x	80.42%	9.30%	85.68%	17.24x	$0.16	1.12%	0.00%	$906	10.91%	9.71%	2.65%	0.41%	3.66%	0.29%	3.17%

All Non-MHC State of MD(7)
Averages		$8.78	$43.77	($0.01)	$11.92	0.00x	66.20%	8.96%	66.28%	0.00x	$0.00	0.00%	0.00%	$589	13.64%	13.63%	6.68%	-0.14%	-1.16%	-0.14%	-1.18%
Medians		$8.76	$42.06	$0.08	$11.83	0.00x	68.59%	6.17%	68.74%	0.00x	$0.00	0.00%	0.00%	$517	10.47%	10.46%	6.57%	0.09%	0.71%	0.05%	0.39%

Comparable Group Averages
Averages		$12.71	$30.38	$0.45	$16.39	18.52x	78.01%	9.82%	78.11%	21.41x	$0.26	1.92%	30.45%	$298	12.80%	12.78%	2.47%	0.43%	4.06%	0.29%	2.55%
Medians		$13.55	$24.23	$0.38	$17.47	13.57x	77.97%	7.29%	77.97%	21.55x	$0.20	1.53%	36.92%	$284	9.84%	9.84%	1.48%	0.49%	3.53%	0.29%	3.06%

Peer Group
AFCB	Athens Bancshares, Inc. of TN	$13.55	$34.59	$0.71	$19.51	19.64x	69.45%	12.20%	70.03%	19.08x	$0.20	1.48%	28.99%	$284	17.56%	17.44%	3.02%	0.63%	3.53%	0.64%	3.63%
CMSB	CMS Bancorp, Inc. of W. Plains NY	$8.66	$16.13	($0.09)	$11.60	NM	74.66%	6.55%	74.66%	NM	$0.00	0.00%	0.00%	$246	8.77%	8.77%	NA	0.09%	1.04%	-0.07%	-0.78%
FFDF	FFD Financial Corp. of Dover OH	$14.30	$14.47	$0.85	$18.34	10.75x	77.97%	6.92%	77.97%	16.82x	$0.68	4.76%	51.13%	$209	8.87%	8.87%	1.48%	0.66%	7.36%	0.42%	4.71%
FABK	First Advantage Bancorp of TN	$13.05	$53.61	$0.20	$16.24	31.83x	80.36%	15.53%	80.36%	NM	$0.20	1.53%	48.78%	$345	19.32%	19.32%	0.95%	0.49%	2.47%	0.24%	1.20%
LSBI	LSB Fin. Corp. of Lafayette IN	$15.60	$24.24	$0.69	$23.04	13.57x	67.71%	6.66%	67.71%	22.61x	$0.00	0.00%	0.00%	$364	9.84%	9.84%	5.44%	0.48%	5.10%	0.29%	3.06%
MFLR	Mayflower Bancorp, Inc. of MA	$8.61	$17.91	$0.38	$10.04	13.25x	85.76%	7.29%	85.76%	22.66x	$0.24	2.79%	36.92%	$246	8.51%	8.51%	NA	0.54%	6.51%	0.32%	3.80%
OBAF	OBA Financial Serv. Inc. of MD	$14.80	$68.51	$0.17	$17.47	NM	84.72%	19.25%	84.72%	NM	$0.00	0.00%	0.00%	$356	22.72%	22.72%	0.97%	0.23%	1.04%	0.22%	0.98%
RIVR	River Valley Bancorp of IN	$17.00	$25.74	$0.83	$17.48	11.11x	97.25%	6.66%	97.53%	20.48x	$0.84	4.94%	54.90%	$387	8.14%	8.12%	4.53%	0.59%	7.33%	0.32%	3.98%
WVFC	WVS Financial Corp. of PA	$8.85	$18.21	$0.33	$13.78	29.50x	64.22%	7.36%	64.22%	26.82x	$0.16	1.81%	53.33%	$247	11.46%	11.46%	0.88%	0.20%	2.19%	0.22%	2.41%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

Board of Directors

May 13, 2011

3. P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings — which have received greater weight in our valuation analysis. At the $3.9 million midpoint of the valuation range, the Bank’s value equaled 3.95% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 9.82%, which implies a discount of 59.8% has been applied to the Bank’s pro forma P/A ratio (versus a discount of 59.2% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 7.29%, the Bank’s pro forma P/A ratio at the midpoint value reflects a discount of 45.8% (versus a discount of 43.6% at the midpoint valuation in the Original Appraisal).

Valuation Conclusion

Our analysis indicates that the Bank’s estimated pro forma market remains consistent with the Original Appraisal. Based on the foregoing, it is our opinion that, as of May 13, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, equaled $3,900,000 at the midpoint, equal to 390,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $3,315,000 and a maximum value of $4,485,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 331,500 at the minimum and 448,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $5,157,750 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 515,775. The pro forma valuation calculations relative to the Peer Group are shown in Table 9 and are detailed in Exhibits 3 and 4.

Respectfully submitted,
RP® FINANCIAL, LC.

James J. Oren
Director

EXHIBITS

RP Financial, LC.

CARROLL BANCORP, INC.

LIST OF EXHIBITS

Exhibit Number	Description

1	Stock Prices: As of May 13, 2011

2	Peer Group Core Earnings Analysis

3	Pro Forma Analysis Sheet

4	Pro Forma Effect of Conversion Proceeds

5	Firm Qualifications Statement

EXHIBIT 1

Stock Prices

As of May 13, 2011

EXHIBIT 2

Core Earnings Analysis

EXHIBIT 3

Pro Forma Analysis Sheet

EXHIBIT 3

PRO FORMA ANALYSIS SHEET

Carroll Community Bank, Sykesville, MD

Prices as of May 13, 2011

			Subject at		Peer Group				Maryland Companies		All Public Thrifts
Valuation Pricing Multiples		Symbol	Midpoint		Mean		Median		Mean	Median	Mean		Median
Price-earnings multiple	=	P/E	NM	x	18.52	x	13.57	x	NM	NM	16.94	x	15.53	x
Price-core earnings multiple	=	P/CE	NM	x	21.41	x	21.55	x	NM	NM	19.06	x	17.24	x
Price-book ratio	=	P/B	44.90%		78.01%		77.97%		66.20%	68.59%	79.39%		80.42%
Price-tangible book ratio	=	P/TB	44.90%		78.11%		77.97%		66.28%	68.74%	87.23%		85.68%
Price-assets ratio	=	P/A	3.95%		9.82%		7.29%		8.96%	6.17%	9.60%		9.30%

Valuation Parameters
				% of Offering	% of Offering + Foundation
Pre-Conversion Earnings (Y)	($69,318)	(Yr End 3/11)	ESOP Stock as % of Offering (E)	6.0000%	6.0000%
Pre-Conversion Core Earnings	($198,079)	(Yr End 3/11)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$5,797,187	(3/11)	ESOP Amortization (T)	20.00	years
Intangibles	$0	(3/11)	RRP Stock as % of Offering (M)	3.0000%	3.00%
Pre-Conv. Tang. Book Value (B)	$5,797,187	(3/11)	Stock Programs Vesting (N)	5.00	years
Pre-Conversion Assets (A)	$95,790,123	(3/11)	Fixed Expenses	$660,000
Reinvest. Rate: (5 Year Treasury)	2.240%	(3/11)	Subscription Expenses (Mdpnt)	$0	0.00%
Tax rate (TAX)	34.00%		Syndicate Expenses (Mdpnt)	$0	0.00%
A-T Reinvestment Rate(R)	1.478%		Syndicate Amount	$0
Est. Conversion Expenses (1)(X)	16.92%		Percent Sold (PCT)	100.00%
Insider Purchases	$750,500		MHC Assets	$0
Price/Share	$10.00		Options as % of Offering (O1)	10.0000%	10.00%
Foundation Cash Contrib. (FC)	$0		Estimated Option Value (O2)	28.90%
Found. Stk Contrib (% of Total Shrs (FS)	0.0000%		Option Vesting Period (O3)	5.00	years
Foundation Tax Benefit (Z)	$0		% of Options taxable (O4)	25.00%
Foundation Amount (Mdpt.)	$0		Payoff of FHLB Advances (PA)	$0	@Minimum
Calculation of Pro Forma Value After Conversion			Payoff of FHLB Advances (PA)	$0	@Mid, Max, Smax
			Weighted Average Rate of Adv.	0.00%

1.	V=	P/E * (Y)	V=	$3,900,000
		1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

1.	V=	P/E * (Y)	V=	$3,900,000
		1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2.	V=	P/B * (B+Z)	V=	$3,900,000
		1 - P/B * PCT * (1-X-E-M-FC-FS)

2.	V=	P/TB * (TB+Z)	V=	$3,900,000
		1 - P/TB * PCT * (1-X-E-M-FC-FS)

3.	V=	P/A * (A+Z+PA)	V=	$3,900,000
		1 - P/A * PCT * (1-X-E-M-FC-FS)

Valuation Conclusion	Shares Issued to MHC	Shares Sold to Public	Foundation Shares	Total Shares Issued	Price Per Share	Market Value of Stock Sold in Offering	Market Value of Stock Issued in Reorganization
Supermaximum	0	515,775	0	515,775	$10.00	$5,157,750	$5,157,750
Maximum	0	448,500	0	448,500	10.00	4,485,000	$4,485,000
Midpoint	0	390,000	0	390,000	10.00	3,900,000	$3,900,000
Minimum	0	331,500	0	331,500	10.00	3,315,000	$3,315,000

Valuation Conclusion	Shares Issued to MHC	Shares Sold to Public	Foundation Shares	Total Shares Issued
Supermaximum	0.000%	100.000%	0.000%	100.000%
Maximum	0.000%	100.000%	0.000%	100.000%
Midpoint	0.000%	100.000%	0.000%	100.000%
Minimum	0.000%	100.000%	0.000%	100.000%

(1)	Estimated offering expenses at midpoint of the offering.

EXHIBIT 4

Pro Forma Effect of Conversion Proceeds

Exhibit 4

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Carroll Community Bank, Sykesville, MD

At the Minimum of the Range

1.	Market Value of Shares Sold In Offering:	$3,315,000
	Market Value of Shares Issued to Foundation:	0

	Total Market Value of Company:	$3,315,000

2.	Offering Proceeds of Shares Sold In Offering	$3,315,000
	Less: Estimated Offering Expenses	660,000

	Net Conversion Proceeds	$2,655,000

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$2,655,000
	Less: Cash Contribution to Foundation	0
	Less: Payoff of FHLB Advances	0
	Less: Non-Cash ESOP/MRP Stock Purchases (1)	(298,350)

	Net Conversion Proceeds Reinvested	$2,356,650
	Estimated After-Tax Reinvestment Rate	1.48%

	Earnings from Reinvestment of Proceeds	$34,841
	Plus: Reduction in FHLB Advance Interest Expense(2)	0
	Less: Estimated cost of ESOP borrowings(3)	0
	Less: Amortization of ESOP borrowings(3)	(6,564)
	Less: Stock Programs Vesting (4)	(13,127)
	Less: Option Plan Vesting (5)	(17,532)

	Net Earnings Increase	($2,382)

4.	Pro Forma Earnings			Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended March 31, 2011 (reported)			($69,318)	($2,382)	($71,700)
	12 Months ended March 31, 2011 (core)			($198,079)	($2,382)	($200,461)

5.	Pro Forma Net Worth		Before Conversion	Net Capital Proceeds	Tax Benefit of Foundation	After Conversion

	March 31, 2011		$5,797,187	$2,356,650	$0	$8,153,837
	March 31, 2011 (Tangible)		$5,797,187	$2,356,650	$0	$8,153,837

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Paydown of FHLB Adv.	Tax Benefit of Foundation	After Conversion

	March 31, 2011	$95,790,123	$2,356,650	$0	$0	$98,146,773

(1)	Includes ESOP purchases equal to 6.0% of the offering
(2)	Reduction in interest expense is tax effected at 34%.
(3)	ESOP stock amortized over 20 years, and amortization expense is tax effected at 34%.
(4)	Stock programs amortized over 5 years, and amortization expense is tax effected at 34%.
(5)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit 4

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Carroll Community Bank, Sykesville, MD

At the Midpoint of the Range

1.	Market Value of Shares Sold In Offering:	$3,900,000
	Market Value of Shares Issued to Foundation:	0

	Total Market Value of Company:	$3,900,000

2.	Offering Proceeds of Shares Sold In Offering	$3,900,000
	Less: Estimated Offering Expenses	660,000

	Net Conversion Proceeds	$3,240,000

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$3,240,000
	Less: Cash Contribution to Foundation	0
	Less: Payoff of FHLB Advances	0
	Less: Non-Cash ESOP Stock Purchases (1)	(234,000)
	Less: Non-Cash MRP Stock Purchases (1)	(117,000)

	Net Conversion Proceeds Reinvested	$2,889,000
	Estimated After-Tax Reinvestment Rate	1.48%

	Earnings from Reinvestment of Proceeds	$42,711
	Plus: Reduction in FHLB Advance Interest Expense(2)	0
	Less: Estimated cost of ESOP borrowings(3)	0
	Less: Amortization of ESOP borrowings(3)	(7,722)
	Less: Stock Programs Vesting (4)	(15,444)
	Less: Option Plan Vesting (5)	(20,626)

	Net Earnings Increase	($1,081)

4.	Pro Forma Earnings			Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended March 31, 2011 (reported)			($69,318)	($1,081)	($70,399)
	12 Months ended March 31, 2011 (core)			($198,079)	($1,081)	($199,160)

5.	Pro Forma Net Worth		Before Conversion	Net Capital Proceeds	Tax Benefit of Foundation	After Conversion

	March 31, 2011		$5,797,187	$2,889,000	$0	$8,686,187
	March 31, 2011 (Tangible)		$5,797,187	$2,889,000	$0	$8,686,187

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Paydown of FHLB Adv.	Tax Benefit of Foundation	After Conversion

	March 31, 2011	$95,790,123	$2,889,000	$0	$0	$98,679,123

(1)	Includes ESOP purchases equal to 6.0% of the offering
(2)	Reduction in interest expense is tax effected at 34%.
(3)	ESOP stock amortized over 20 years, and amortization expense is tax effected at 34%.
(4)	Stock programs amortized over 5 years, and amortization expense is tax effected at 34%.
(5)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit 4

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Carroll Community Bank, Sykesville, MD

At the Maximum of the Range

1.	Market Value of Shares Sold In Offering:					$4,485,000
	Market Value of Shares Issued to Foundation:					0

	Total Market Value of Company:					$4,485,000

2.	Offering Proceeds of Shares Sold In Offering					$4,485,000
	Less: Estimated Offering Expenses					660,000

	Net Conversion Proceeds					$3,825,000

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds					$3,825,000
	Less: Cash Contribution to Foundation					0
	Less: Payoff of FHLB Advances					0
	Less: Non-Cash ESOP/MRP Stock Purchases (1)					(403,650)

	Net Conversion Proceeds Reinvested					$3,421,350
	Estimated After-Tax Reinvestment Rate					1.48%

	Earnings from Reinvestment of Proceeds					$50,581
	Plus: Reduction in FHLB Advance Interest Expense(2)					0
	Less: Estimated cost of ESOP borrowings(3)					0
	Less: Amortization of ESOP borrowings(3)					(8,880)
	Less: Stock Programs Vesting (4)					(17,761)
	Less: Option Plan Vesting (5)					(23,720)

	Net Earnings Increase					$221

4.	Pro Forma Earnings			Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended March 31, 2011 (reported)			($69,318)	$221	($69,097)
	12 Months ended March 31, 2011 (core)			($198,079)	$221	($197,858)

5.	Pro Forma Net Worth		Before Conversion	Net Capital Proceeds	Tax Benefit of Foundation	After Conversion

	March 31, 2011		$5,797,187	$3,421,350	$0	$9,218,537
	March 31, 2011 (Tangible)		$5,797,187	$3,421,350	$0	$9,218,537

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Paydown of FHLB Adv.	Tax Benefit of Foundation	After Conversion

	March 31, 2011	$95,790,123	$3,421,350	$0	$0	$99,211,473

(1)	Includes ESOP purchases equal to 6.0% of the offering
(2)	Reduction in interest expense is tax effected at 34%.
(3)	ESOP stock amortized over 20 years, and amortization expense is tax effected at 34%.
(4)	Stock programs amortized over 5 years, and amortization expense is tax effected at 34%.
(5)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit 4

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Carroll Community Bank, Sykesville, MD

At the Supermaximum Value

1.	Market Value of Shares Sold In Offering:	$5,157,750
	Market Value of Shares Issued to Foundation:	0

	Total Market Value of Company:	$5,157,750

2.	Offering Proceeds of Shares Sold In Offering	$5,157,750
	Less: Estimated Offering Expenses	660,000

	Net Conversion Proceeds	$4,497,750

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$4,497,750
	Less: Cash Contribution to Foundation	0
	Less: Payoff of FHLB Advances	0
	Less: Non-Cash ESOP/MRP Stock Purchases (1)	(464,198)

	Net Conversion Proceeds Reinvested	$4,033,553
	Estimated After-Tax Reinvestment Rate	1.48%

	Earnings from Reinvestment of Proceeds	$59,632
	Plus: Reduction in FHLB Advance Interest Expense(2)	0
	Less: Estimated cost of ESOP borrowings(3)	0
	Less: Amortization of ESOP borrowings(3)	(10,212)
	Less: Stock Programs Vesting (4)	(20,425)
	Less: Option Plan Vesting (5)	(27,278)

	Net Earnings Increase	$1,717

4.	Pro Forma Earnings			Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended March 31, 2011 (reported)			($69,318)	$1,717	($67,601)
	12 Months ended March 31, 2011 (core)			($198,079)	$1,717	($196,362)

5.	Pro Forma Net Worth		Before Conversion	Net Capital Proceeds	Tax Benefit of Foundation	After Conversion

	March 31, 2011		$5,797,187	$4,033,553	$0	$9,830,740
	March 31, 2011 (Tangible)		$5,797,187	$4,033,553	$0	$9,830,740

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Paydown of FHLB Adv.	Tax Benefit of Foundation	After Conversion

	March 31, 2011	$95,790,123	$4,033,553	$0	$0	$99,823,676

(1)	Includes ESOP purchases equal to 6.0% of the offering
(2)	Reduction in interest expense is tax effected at 34%.
(3)	ESOP stock amortized over 20 years, and amortization expense is tax effected at 34%.
(4)	Stock programs amortized over 5 years, and amortization expense is tax effected at 34%.
(5)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

EXHIBIT 5

Firm Qualifications Statement

RP® FINANCIAL, LC.

Serving the Financial Services Industry Since 1988

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition ® strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP is also expert in de novo charters and ® shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP ’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. ® We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (30)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (27)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (28)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (25)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (24)	(703) 647-6549	joren@rpfinancial.com
Timothy M. Biddle, Senior Vice President (21)	(703) 647-6552	tbiddle@rpfinancial.com
Janice Hollar, Senior Vice President (29)	(703) 647-6554	jhollar@rpfinancial.com

Washington Headquarters

Rosslyn Center	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com